EX 99.1

ASV Holdings, Inc. Reports Fourth Quarter and Full Year 2018 Results

Files SEC Form 10-K Within Reporting Deadline as Follow up to Preliminary Results Announced March 14, 2019

Grand Rapids, MN, March 29, 2019 — ASV Holdings, Inc. (Nasdaq: ASV), a leading provider of rubber-tracked compact track loaders and wheeled skid steer loaders in the compact construction equipment market, today announced Fourth Quarter and Full Year 2018 results.  For the three months ended December 31, 2018, the Company reported Net Sales of $33.1 million and a Net Loss of $(32.7) million or $(3.33) per share compared to Net Sales of $30.5 million and a Net Loss of $(0.8) million or $(0.08) per share for the three months ended December 31, 2017. For the full year 2018, the Company reported Net Sales of $127.6 million and a Net Loss of $(32.1) million or $(3.27) per share compared to Net Sales of $123.3 million and Net Income of $1.7 million or $0.19 per share for the full year 2017. The 2018 full year and fourth quarter GAAP net losses were primarily the result of a $30.6 million impairment charge to goodwill.

Fourth Quarter 2018 and Comparison to Fourth Quarter 2017

•	$33.1 million in Net Sales represented 8.6% year-over-year growth from $30.5 million, driven by 24% “same-store” dealer sales growth in North America.
•	8th consecutive quarter of year-over-year quarterly machine revenue growth with 31% year-over-year increase in North American machine sales and 17.2% in total machine sales, to $24.6 million.
•

Gross Margin of 8.6% compared to 13.6%, was adversely impacted 340 basis points by increased material costs net of price recovery, and 200 basis points from an increase in our reserve for slow moving inventory.

•	Non-cash goodwill impairment of $(30.6) million or $(3.11) per share impact to net income.
•	Adjusted net income of $0.1 million or $0.01 per share compared to Adjusted net income of $0.5 million or $0.05 per share.
•	EBITDA loss of $(30.3) million or (91.5) % of sales compared to $1.7 million or 5.6% of sales for the fourth quarter of 2017.
•	Adjusted EBITDA* of $1.6 million or 4.7% of sales compared to fourth quarter 2017 Adjusted EBITDA of $2.2 million or 7.4% of sales.
•	$30.2 million backlog of orders at December 31, 2018, up $17.5 million or 137.8% from December 31, 2017.

Full Year 2018 and Comparison to Full Year 2017

•	$127.6 million in Net Sales represented 3.5% year-over-year growth from $123.3 million driven by 16% “same-store” dealer sales growth in North America.
•	2018 gross margin of 11.9%, compared to 15.1%, was adversely impacted 190 basis points by increased material costs, net of price recovery.
•	Non-cash goodwill impairment of $(30.6) million or $(3.11) per share impact to net income.
•	Adjusted net income of $1.2 million or $0.12 per share compared to Adjusted net income of $2.5 million or $0.27 per share.
•	EBITDA loss of $(24.7) million or (19.3) % of sales compared to $9.9 million or 8.1% of sales for full year 2017.
•	Adjusted EBITDA* of $8.2 million or 6.4% of sales compared to 2017 Adjusted Pro-forma EBITDA of $10.1 million or 8.2% of sales.

*The Glossary at the end of this press release contains further details regarding reconciliation of GAAP items and Adjusted items.

Conference Call:

Management will host a conference call at 8:30 AM Eastern Time on April 2, 2019 to discuss the results with the investment community.  Anyone interested in participating in the call should dial 1-866-548-4713 if calling within the United States or 1-323-794-2093 if calling internationally. A replay will be available until 11:59 PM ET April 9, 2019 which can be accessed by dialing 844-512-2921 if calling within the United States or 412-317-6671 if calling internationally. Please use passcode 6897490 to access this replay. The call will additionally be broadcast live and

—  more  —

archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company's corporate website, www.asvi.com in the “Investors” section.

About ASV Holdings, Inc.

ASV Holdings, Inc. is a designer and manufacturer of compact construction equipment. Its patented Posi-Track rubber tracked, multi-level suspension undercarriage system provides a competitive market differentiator for its Compact Track Loader (CTL) product line with brand attributes of power, performance and serviceability.  It’s wheeled Skid Steer Loaders (SSLs) also share the common brand attributes. Equipment is sold through an independent dealer network throughout North America, Australia, and New Zealand. The company also sells OEM equipment and aftermarket parts. ASV owns and operates a 238,000 square-foot production facility in Grand Rapids, MN.

Forward-Looking Statements and non-GAAP Information

This release contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward-looking statements in this release include, without limitation: (1) projections of revenue, earnings, capital structure and other financial items, (2) statements of our plans and objectives, (3) statements regarding the capabilities and capacities of our business operations, (4)  statements of expected future economic conditions and the effect on us and on dealers or OEM customers, (5) expected benefits of our cost reduction measures, and (6) assumptions underlying statements regarding us or our business.

Our actual results may differ from information contained in these forward looking-statements for many reasons, including those described in the section entitled “Risk Factors” in our Form 10K which are available on our EDGAR page at www.sec.gov. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” and elsewhere in the Form 10K. You should not rely upon forward-looking statements as predictions of future events.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, after the date of this release, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

We from time to time refer to various non-GAAP financial measures in this release.  We believe that this information is useful to understanding our operating results by excluding certain items that may not be indicative of our core operating results and business outlook.  Reference to these non-GAAP financial measures should not be considered as a substitute for, or superior to, results that are presented in a manner consistent with GAAP.  Rather, the non-GAAP financial information should be considered in addition to results that are presented in a manner consistent with GAAP.  A reconciliation of non-GAAP financial measures referred to in this release is provided in the tables at the end of this release.

Company Contact

ASV Holdings, Inc.	Darrow Associates Inc.

Andrew RookePeter Seltzberg, Managing Director

Chairman and Chief Executive OfficerInvestor Relations

218-327-5389(516) 419-9915

andrew.rooke@asvi.compseltzberg@darrowir.com

ASV Holdings, Inc.

Condensed Statements of Operations

(In thousands, except par value and per share data)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Net sales	$ 33,076	$ 30,455	$ 127,580	$ 123,340
Cost of goods sold	30,243	26,310	112,348	104,698
Gross profit	2,833	4,145	15,232	18,642
Research and development costs	489	508	1,896	2,070
Selling, general and administrative expense	3,249	3,109	12,252	11,450
Loss on impairment of goodwill	30,579	-	30,579	-
Operating (loss) income	(31,484)	528	(29,495)	5,122
Other income (expense)
Interest expense	(533)	(655)	(1,946)	(3,034)
Loss on debt extinguishment	-	(906)	-	(989)
Other income	1	2	9	2
Total other expense	(532)	(1,559)	(1,937)	(4,021)
(Loss) income before taxes	(32,016)	(1,031)	(31,432)	1,101
Income tax expense (benefit)	725	(236)	698	(608)
Net (loss) income	$ (32,741)	$ (795)	$ (32,130)	$ 1,709
Earnings per share:
Basic net (loss) income per share	$ (3.33)	$ (0.08)	$ (3.27)	$ 0.19
Diluted net (loss) income per share	$ (3.33)	$ (0.08)	$ (3.27)	$ 0.19
Weighted average common shares outstanding:
Basic weighted average common shares outstanding	9,837	9,801	9,828	9,125
Diluted weighted average common shares outstanding	9,837	9,801	9,828	9,125

ASV Holdings, Inc.

Balance Sheets

(In thousands, except par value)

	December 31,
	2018	2017
ASSETS
CURRENT ASSETS
Cash	$2	$3
Accounts receivable, net	18,462	18,276
Receivables from affiliates	7	76
Income tax receivable	840	—
Inventory, net	34,055	26,691
Prepaid income tax	43	896
Prepaid expenses and other	593	591
Total current assets	54,002	46,533
Property, plant and equipment, net	12,662	13,797
Intangible assets, net	20,730	23,277
Goodwill	—	30,579
Other long-term assets	237	311
Deferred tax asset	—	624
Total assets	$87,631	$115,121
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Note payable - current portion	$2,991	$2,000
Trade accounts payable	18,834	15,174
Payables to affiliates	480	1,063
Accrued compensation and benefits	1,394	1,483
Accrued warranties	1,584	1,869
Accrued product liability	—	778
Accrued other current liabilities	1,405	1,039
Total current liabilities	26,688	23,406
Revolving loan facility	16,026	12,511
Note payable - long term, net	10,159	12,664
Other long-term liabilities	727	739
Total liabilities	53,600	49,320
Commitments and Contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 5,000 authorized, none outstanding at December 31, 2018 and December 31, 2017, respectively	—	—
Common stock, $0.001 par value, 50,000 authorized, 9,851 and 9,806 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	10	10
Additional paid-in capital	65,794	65,434
(Accumulated deficit) Retained Earnings	(31,773)	357
Total Stockholders' Equity	34,031	65,801
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$87,631	$115,121

ASV Holdings, Inc.

Statements of Cash Flows

(In thousands)

	For the Year Ended December 31,
	2018	2017
OPERATING ACTIVITIES
Net (loss) income	$(32,130)	$1,709
Adjustments to reconcile to net (loss) income to net cash
provided by operating activities:
Depreciation	2,303	2,263
Amortization	2,547	2,547
Share-based compensation	498	353
Deferred income tax (benefit)	624	(624)
Loss on disposal of fixed assets	7	57
Amortization of deferred finance cost	142	212
Loss on debt extinguishment	—	989
Loss on impairment of goodwill	30,579	—
Prepayments and other fees incurred in debt
extinguishment	—	(364)
Bad debt expense	27	14
Inventory reserves	1,112	544
Changes in operating assets and liabilities
Accounts receivable	(213)	(4,687)
Net accounts receivable from/payable to affiliates	(514)	102
Income tax receivable	(840)	—
Other long-term assets	—	(13)
Inventory	(8,662)	3,494
Prepaid income tax	853	(896)
Prepaid expenses	(2)	(53)
Trade accounts payable	3,660	3,198
Accrued expenses	(829)	(1,288)
Other long-term liabilities	(12)	(34)
Net cash (used in) provided by operating activities	(850)	7,523
INVESTING ACTIVITIES
Purchase of property and equipment	(989)	(548)
Net cash (used in) investing activities	(989)	(548)
FINANCING ACTIVITIES
Principal payments on term debt	(2,007)	(1,075)
Repayment of existing debt	—	(28,924)
Borrowings on new term debt	425	15,000
Debt issuance costs incurred	—	(366)
Shares repurchased for income tax withholding on share-based compensation	(95)	(25)
Proceeds from issuance of common stock, net of offering costs	—	10,405
Net proceeds (payments) on revolving credit facilities	3,515	(3,094)
Net cash provided by (used in) financing activities	1,838	(8,079)
NET CHANGE IN CASH	(1)	(1,104)
Cash at beginning of period	3	1,107
Cash at end of period	$2	$3

Supplemental Information

Cautionary Statement Regarding Non-GAAP Measures

In an effort to provide investors with additional information regarding the Company’s results, ASV refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. ASV believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of ASV uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

This release contains references to Adjusted Net (Loss) Income, “EBITDA” and “Adjusted EBITDA.” Adjusted Net (Loss) Income is defined as GAAP net income that excludes the gain or loss related to non-recurring events. Adjusted net income per share or "Adjusted EPS" is calculated by dividing the Adjusted Net Income (Loss) for the period by the weighted-average diluted shares outstanding for the period. EBITDA is defined for the purposes of this release as net income or loss before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus stock-based compensation, less the gain or loss related to non-recurring events. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our products. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides a measure of our recurring core business. We use Adjusted Net Income (Loss) and Adjusted EPS to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts. We believe that Adjusted Net Income (Loss) and Adjusted EPS are useful measures because they permit investors to better understand changes in underlying operating performance over comparative periods by providing financial results that are unaffected by non-recurring events.

However, Adjusted Net Income, Adjusted EPS, EBITDA and Adjusted EBITDA are not recognized earnings measures under generally accepted accounting principles of the United States (“U.S. GAAP”) and do not have a standardized meaning prescribed by U.S. GAAP. Therefore, Adjusted Net Income, Adjusted EPS, EBITDA and Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that Adjusted Net Income, Adjusted EPS, EBITDA and Adjusted EBITDA should not be construed as alternatives to net income or loss or other income statement data (which are determined in accordance with U.S. GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management’s method of calculating Adjusted Net Income, Adjusted EPS, EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except per share data and percentages) and are as of or for the three- and twelve-month periods ended December 31, 2018 and 2017, unless otherwise indicated.

Reconciliation of GAAP Net Income to Adjusted Net Income (in millions except shares and EPS)
	For the Quarter Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Net (loss) income as reported	(32.7)	(0.8)	(32.1)	1.7
Aftermarket parts distribution center relocation- net of tax effect (1)	-	0.3	0.5	0.3
Revision to legal costs accrual & product liability settlement (2)	0.1	0.1	0.1	0.1
Consulting costs associated with M&A (3)	0.1	-	0.1	-
Engine supply impact on production (4)	0.3	-	0.3	-
Excess/slow moving inventory reserve (5)	0.7	-	0.7	-
Debt issuance cost written off on debt repayment from IPO proceeds net of tax (6)	-	0.9	-	1.0
Loss on impairment of goodwill (7)	30.6	-	30.6	-
Valuation allowance on deferred tax assets (8)	1.0	-	1.0	-
Pro-forma adjustment for public company costs net of tax at 26.41% (9)	-	-	-	(0.6)
Adjusted net income	0.1	0.5	1.2	2.5

Weighted average diluted shares outstanding	9,837,000	9,801,000	9,828,000	9,125,000
Basic and Diluted (loss) earnings per share as reported	($3.33)	($0.08)	($3.27)	$0.19
Total EPS Effect	$3.34	$0.13	$3.39	$0.08
Adjusted (pro forma) earnings per share	$0.01	$0.05	$0.12	$0.27

(1)      Aftermarket Parts Distribution Center relocation costs are restructuring costs related to the movement of the ASV aftermarket parts operation from Southaven, Mississippi to a facility adjacent to the Company principal premises in Grand Rapids MN, which commenced in quarter four of 2017 and was completed in quarter one of 2018.

(2)      Revision to accrual for legal proceeding expenses is an adjustment in the period to an accrual established at the formation of the Joint Venture and is not representative of the operating activity in the reported period. This adjustment was due to the settlement of a legal claim lower than the accrued cost.

(3) Consulting costs associated with M&A relates to legal and professional costs incurred for merger and acquisition activity during the year that were expensed since no transaction was finalized.
(4) Engine supply impact on production. The inability of certain engine suppliers to provide engines resulted in customer orders for machines not being produced or shipped and delayed until 2019.
(5) Excess/slow moving inventory reserve. Change in estimate for slow moving inventory, principally for aftermarket parts.
(6) Debt issuance cost written off on debt repayment from IPO proceeds net of tax.
(7) Non-cash loss on impairment of goodwill.
(8) Valuation allowance on deferred tax assets.

(9)      Pro-forma adjustments for public company costs. The Company converted from a LLC to a corporation on May 11, 2017. The pro-forma adjustment reflects the run rate of actual public company costs incurred in 2017 as if the company had been a corporation for the whole of the period January 1, 2017 to May 17, 2017.

Reconciliation of EBITDA to Adjusted EBITDA (in millions except percentages)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Net (loss) income	(32.7)	(0.8)	(32.1)	1.7
Interest expense	0.5	0.6	1.9	3.0
Loss on debt extinguishment	-	0.9	-	1.0
Income Tax Expense (Benefit)	0.7	(0.2)	0.7	(0.6)
Depreciation & amortization	1.2	1.2	4.8	4.8
EBITDA (1)	(30.3)	1.7	(24.7)	9.9
% of Sales	-91.5%	5.6%	-19.3%	8.1%

EBITDA	(30.3)	1.7	(24.7)	9.9
Costs of ConExpo trade show (2)	-	-	-	0.1
Revision to accrual for legal proceeding expenses less legal costs (3)	0.1	0.1	0.1	(0.1)
Consulting costs associated with M&A (4)	0.1	-	0.1	-
Engine supply impact on production (5)	0.3	-	0.3	-
Excess/slow moving inventory reserve (6)	0.7	-	0.7	-
Stock compensation and transaction related compensation costs (7)	0.1	0.1	0.5	0.5
Aftermarket parts distribution center relocation (8)	-	0.3	0.6	0.3
Loss on impairment of goodwill (9)	30.6	-	30.6	-
Adjusted EBITDA (10)	1.6	2.2	8.2	10.7
Adjusted EBITDA as % of net revenues	4.7%	7.4%	6.4%	8.7%
Pro-forma adjustment for public company costs	-	-	-	(0.6)
Pro-forma Adjusted EBITDA* (11)	1.6	2.2	8.2	10.1
% of Sales	4.7%	7.4%	6.4%	8.2%

(1)          EBITDA is defined as income or loss before interest, income taxes, depreciation and amortization. EBITDA is not a recognized measure under U.S. GAAP and does not have a standardized meaning prescribed by U.S. GAAP. Therefore, EBITDA may not be comparable to similar measures presented by other companies. The table above reconciles net income to EBITDA. See “—Cautionary Statements Regarding Non-GAAP Measures” for further information regarding EBITDA.

(2)          Costs of ConExpo trade show. The ConExpo show is an international gathering held every three years for the construction industries, which was held in Las Vegas in March of 2017. It is estimated that 130,000 professionals from around the world attended the show.

(3)          Revision to accrual for legal proceeding expenses is included in Adjusted EBITDA since it is an adjustment in the period to an accrual established at the formation of the Joint Venture and is not representative of the operating activity in the reported period. This adjustment was due to the settlement of a legal claim lower than the accrued cost.

(4) Consulting costs associated with M&A relates to legal and professional costs incurred for merger and acquisition activity during the year that were expensed since no transaction was finalized.
(5) Engine supply impact on production. The inability of certain engine suppliers to provide engines resulted in customer orders for machines not being produced or shipped and delayed until 2019.
(6) Excess/slow moving inventory reserve. Change in estimate for slow moving inventory, principally for aftermarket parts.

(7)          Stock compensation and IPO transaction related compensation costs. relates to cost of equity grants to employees and directors from the ASV Equity Plan, and certain compensation and retention costs paid as part of the company IPO in May 2017.

(8)          Aftermarket Parts Distribution Center relocation costs are restructuring costs related to the movement of the ASV aftermarket parts operation from Southaven, Mississippi to a facility adjacent to the Company principal premises in Grand Rapids MN, which commenced in quarter four of 2017 and was completed in quarter one of 2018.

(9) Non-cash loss on impairment of goodwill

(10)        Adjusted EBITDA is defined as EBITDA less the gain or loss related to non-recurring events. Adjusted EBITDA is not a recognized measure under U.S. GAAP and does not have a standardized meaning prescribed by U.S. GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other companies. The table above reconciles EBITDA to Adjusted EBITDA. See “—Cautionary Statements Regarding Non-GAAP Measures” for further information regarding EBITDA.

(11)       2017 Pro-forma Adjusted EBITDA is defined as Adjusted EBITDA less public company costs. The Company converted to a C corporation in May 2017, so the twelve months ended December 31, 2017 include a pro-forma adjustment for approximately $0.6 million of public company costs not included in EBITDA relating to the period January 1, 2017 to May 17, 2017.

CURRENT RATIODecember 31, 2018December 31, 2017Current Assets 54,002 46,533 Current Liabilities 26,688 23,406 Current Ratio 2.0 2.0